Exhibit 99.1

Morton’s Restaurant Group, Inc. Reports Results for First Quarter 2011

– First Quarter Revenues Increased 9.6% to $82.5 Million from $75.3 Million –

– Revenues for Morton’s Comparable Restaurants Increased 7.5% –

– Company Provides Guidance for Fiscal Second Quarter and Revised Full Year 2011 –

CHICAGO--(BUSINESS WIRE)--May 4, 2011--Morton’s Restaurant Group, Inc. (NYSE: MRT) today reported unaudited financial results for its fiscal 2011 first quarter ended April 3, 2011.

Financial results for the three month period ended April 3, 2011 compared to the three month period ended April 4, 2010

  Revenues increased 9.6% to $82.5 million from $75.3 million.
  Comparable restaurant revenues for Morton’s steakhouses increased 7.5%.
  Adjusted net income from continuing operations was $2.8 million, or $0.16 per diluted share, for the three month period ended April 3, 2011, compared to adjusted net income from continuing operations of $1.8 million, or $0.11 per diluted share, for the three month period ended April 4, 2010. Refer to the reconciliation of adjusted net income from continuing operations to GAAP net income from continuing operations in the tables that follow.
  GAAP net income from continuing operations was $2.2 million, or $0.12 per diluted share, for the three month period ended April 3, 2011, compared to GAAP net income from continuing operations of $1.2 million, or $0.07 per diluted share, for the three month period ended April 4, 2010.
  The three month period ended April 3, 2011 included a charge of $0.7 million, or $0.04 per diluted share, relating to the settlement of certain wage and hour and similar labor claims as well as relating to professional fees associated with the previously announced exploration of strategic alternatives. The three month period ended April 4, 2010 included a final mark-to-market adjustment of $0.5 million, or $0.03 per diluted share, related to the Company’s convertible preferred shares issued in connection with the fiscal 2009 settlement of certain wage and hour litigation. Refer to the reconciliation of adjusted net income from continuing operations to GAAP net income from continuing operations in the tables that follow for additional details.

“I am pleased to report comparable restaurant revenue up by 7.5% this quarter and that we are trending positive for the fifth consecutive quarter,” said Christopher J. Artinian, President and Chief Executive Officer of Morton's Restaurant Group, Inc. “Our operating expenses for the quarter were well controlled and we continue to expand operating margins, despite the inflationary environment. With the gradual increase in business travel and entertaining and our focus on strategic growth areas, we are well positioned to grow our business both domestically and internationally, especially in Asia. The Morton's Gold Standard experience we provide is consistent throughout the world, whether guests enjoy our Bar 12●21, our main dining room or our private dining boardrooms, and we feature ‘The Best Steak Anywhere!’”

Fiscal 2011 Financial Guidance

Actual results could differ materially from the guidance provided herein as a result of numerous factors, many of which are beyond the Company’s control and are highly dependent upon overall economic conditions. Please refer to the “Cautionary Note on Forward-Looking Statements” later in this press release in conjunction with this guidance.

The Company currently expects the following financial results for the second fiscal quarter of 2011:

  Revenues to range between $76 million and $78 million;
  Comparable restaurant revenues to increase approximately 6% to 8% as compared to the second quarter of fiscal 2010;
  Diluted net income per share from continuing operations of approximately $0.03 to $0.05, excluding professional fees associated with the previously announced exploration of strategic alternatives; and
  An expected effective tax rate that is not expected to exceed 21%.

The Company currently expects the following financial results for the full year fiscal 2011:

  Revenues to range between $319 million and $323 million;
  Comparable restaurant revenues to increase approximately 6% to 8% as compared to the full year fiscal 2010;
  Diluted net income per share from continuing operations of approximately $0.45 to $0.49, excluding expenses relating to the settlement of certain wage and hour and similar labor claims as well as professional fees associated with the previously announced exploration of strategic alternatives; and
  An expected effective tax rate that is not expected to exceed 21%.

Development Activity

During fiscal year 2011, the Company expects to retrofit up to four Morton’s steakhouses to include a Bar 12●21, two of which were completed in the first quarter of fiscal 2011. In addition, we opened a new Morton's steakhouse on February 24, 2011 in the Uptown area of Dallas, TX, which also includes a Bar 12●21.

Conference Call

A conference call and webcast has been scheduled for 5:00 p.m. EDT today to discuss these results. Details of the conference call are as follows:

Date:	Wednesday, May 4, 2011
Time:	5:00 p.m. EDT (please dial in by 4:45 p.m.)
Dial-In #:	866-271-0675 U.S. & Canada
617-213-8892 International
Confirmation code:	84495880

Alternatively, the conference call will be available via webcast at www.mortons.com under the “Investor Relations” tab.

About the Company

Morton’s Restaurant Group, Inc. is the world's largest operator of company-owned upscale steakhouses. Morton's steakhouses have remained true to our founders' original vision of combining generous portions of high quality food, prepared to exacting standards, with exceptional service in an enjoyable dining environment. As of May 4, 2011, the Company owned and operated 77 Morton's steakhouses located in 64 cities across 26 states, Puerto Rico and 6 international locations (Hong Kong, Macau, Shanghai, Mexico City, Singapore and Toronto), as well as Trevi, our Italian restaurant, which is located next to the 'Fountain of the Gods' at The Forum Shops at Caesars Palace in Las Vegas, NV. Please visit our Morton’s website at www.mortons.com.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

Except for the historical information contained in this news release, the matters addressed are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, written, oral or otherwise made, represent the Company's expectation or belief concerning future events. Without limiting the foregoing, the words "believes," "thinks," "anticipates," "estimates," "plans," "expects" and similar expressions are intended to identify forward-looking statements. The Company cautions that forward-looking statements are subject to risks, uncertainties, assumptions and other important factors that could cause actual results to differ materially, or otherwise, from those expressed or implied in the forward-looking statements, including, without limitation, (i) a reduction in consumer and/or business spending in one or more of the Company’s markets due to business layoffs, budget reductions, or negative consumer sentiment, (ii) risks relating to the restaurant industry and the Company’s business, including competition, changes in consumer tastes and preferences, the Company's ability to maintain adequate financing facilities, the Company’s liquidity and capital resources, prevailing interest rates and legal and regulatory matters, (iii) public health issues, including, without limitation risks relating to the spread of pandemic diseases (iv) risks regarding the timing or whether the Company will elect to pursue any of the strategic alternatives it may consider, or that any such alternatives will result in changes to the Company's business plan or a sale of the Company and (v) other risks detailed from time to time in the Company's most recent Form 10-K, Forms 10-Q and other reports filed with the Securities and Exchange Commission. Other unknown or unpredictable factors also could harm the Company's business, financial condition and results. Consequently, there can be no assurance that actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable securities laws.

Morton's Restaurant Group, Inc.
Consolidated Statements of Operations and Margin Analysis - Unaudited
(Amounts in thousands, except per share data)

	Three Month Periods Ended
	April 3, 2011		April 4, 2010

Revenues	$82,523	100.0%	$75,322	100.0%

Food and beverage costs	25,617	31.0%	22,661	30.1%
Restaurant operating expenses	42,862	51.9%	41,232	54.7%
Pre-opening costs	272	0.3%	104	0.1%
Depreciation and amortization	2,661	3.2%	2,498	3.3%
General and administrative expenses	5,011	6.1%	4,250	5.6%
Marketing and promotional expenses	1,526	1.8%	1,396	1.9%
Charge related to legal settlements	481	0.6%	540	0.7%
Operating income	4,093	5.0%	2,641	3.5%

Interest expense, net	1,342	1.6%	953	1.3%

Income before income taxes from continuing operations	2,751	3.3%	1,688	2.2%

Income tax expense	576	0.7%	433	0.6%

Income from continuing operations, net of taxes	2,175	2.6%	1,255	1.7%

Discontinued operations, net of taxes	-	0.0%	(14)	(0.0%)

Net income	2,175	2.6%	1,241	1.6%

Net income attributable to noncontrolling interest	19	0.0%	34	0.0%

Net income attributable to controlling interest	$2,156	2.6%	$1,207	1.6%

Amounts attributable to controlling interest:
Income from continuing operations, net of taxes	$2,156		$1,221
Discontinued operations, net of taxes	-		(14)
Net income	$2,156		$1,207

Basic net income per share:
Continuing operations	$0.13		$0.08
Discontinued operations	$-		$-
Basic net income per share	$0.13		$0.08

Diluted net income per share:
Continuing operations	$0.12		$0.07
Discontinued operations	$-		$-
Diluted net income per share	$0.12		$0.07

Shares used in computing net income per share:
Basic	16,128.7		15,987.0
Diluted	17,604.8		16,731.6

Morton's Restaurant Group, Inc.
Adjusted Net Income and Adjusted Diluted Net Income Per Share (Note 1)
(Amounts in thousands, except per share data)

	Three Month Periods Ended
	April 3, 2011	April 4, 2010

Net income from continuing operations attributable to controlling interest, as reported	$2,156	$1,221
Net income attributable to noncontrolling interest	19	34
Income tax expense	576	433
Income before income taxes, as reported	2,751	1,688

Adjustments (1):
Charge related to legal settlements (2)	481	540
Expenses related to strategic alternative costs (3)	191	-
Adjusted income before income taxes	3,423	2,228

Adjusted income tax expense	576	433
Net income attributable to noncontrolling interest	19	34

Adjusted net income from continuing operations attributable to controlling interest	$2,828	$1,761

Adjusted diluted net income per share	$0.16	$0.11

Shares used in computing adjusted diluted net income per share	17,604.8	16,731.6

Notes:
(1)	The Company includes these adjusted calculations for the three month periods ended April 3, 2011 and April 4, 2010 because management believes they are useful to investors in that it provides for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Accordingly, the Company believes that the presentation of this analysis, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the Company's operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for net income prepared in accordance with GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.

(2)	In the first quarter of fiscal 2011, the Company recorded a $481 charge relating to the settlement of certain wage and hour and similar labor claims.

In the first quarter of fiscal 2010, the Company recorded a $540 charge for a mark-to-market adjustment related to the fair value of the Company’s convertible preferred stock that was subsequently issued in February 2010 as part of the fiscal 2009 settlement of certain wage and hour claims that was approved by the court in January 2010. The charge represents the change in the fair value of the convertible preferred stock through the court approval date.

(3)	In the first quarter of fiscal 2011, the Company incurred expenses of $191 for professional fees related to our previously announced exploration of strategic alternatives.

CONTACT:
Ronald M. DiNella, Senior Vice President, Chief Financial Officer,
Morton’s Restaurant Group, Inc.
(312) 923-0030